Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-73053) of King Pharmaceuticals, Inc. of our report dated June 24, 2004 relating to the financial statements of the King Pharmaceuticals, Inc. 401(k) Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Greensboro, North Carolina
June 24, 2004